Exhibit 10.50

CHICO’S FAS, INC.
2012 OMNIBUS STOCK AND INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT
This Restricted Stock Agreement (this “Restricted Stock Agreement”) is effective as of the date of grant indicated on the Appendix hereto (the “Grant Date”), and is entered into between Chico’s FAS, Inc., a Florida corporation (the “Company”), and the Grantee named in the Appendix hereto (the “Employee”).
WHEREAS, the Human Resources, Compensation and Benefits Committee of the Board of Directors of the Company (the “Committee”) is authorized to make grants of Restricted Stock under the Company’s 2012 Omnibus Stock and Incentive Plan (as amended and in effect from time to time, the “Plan”);
WHEREAS, prior to the Grant Date, pursuant to the Plan, the Committee approved the grant of Restricted Stock to the Employee on the Grant Date provided that the Employee continues to be employed as an employee of the Company on the Grant Date;
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises set forth below, the parties hereto agree as follows:
1.Grant of Restricted Stock. The Company hereby grants to the Employee all right, title and interest in the record and beneficial ownership of the number of shares of common stock, $.01 par value per share, of the Company (“Common Stock”) indicated on the Appendix hereto subject to the provisions of this Restricted Stock Agreement (the “Restricted Stock”). The Restricted Stock is granted pursuant to the Plan and is subject to the provisions of the Plan, which is hereby incorporated herein and is made a part hereof, as well as the provisions of this Restricted Stock Agreement. The Employee agrees to be bound by all of the terms, provisions, conditions and limitations of the Plan and this Restricted Stock Agreement. To the extent the terms of the Plan and this Restricted Stock Agreement are in conflict, the terms of the Plan shall govern. All capitalized terms have the meanings set forth in the Plan unless otherwise specifically provided in this Restricted Stock Agreement. All references to specified paragraphs pertain to paragraphs of this Restricted Stock Agreement unless otherwise specifically provided.
2.    No Transfer of Nonvested Shares. During the period that any shares of Restricted Stock are nonvested under this Restricted Stock Agreement, such nonvested shares shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, other than by will, the laws of descent and distribution, by qualified domestic relations order or as expressly provided in Paragraph 3. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the Employee.

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3.    Custody of Restricted Stock. The shares of Restricted Stock will be issued in the name of the Employee and delivered electronically to the Plan Administrator as escrow agent (the “Escrow Agent”), and will not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered unless and until the expiration of the Restriction Period set forth in Paragraph 5 or the occurrence of any of the events contemplated by Paragraphs 6 or 7. Notwithstanding the foregoing, while such restrictions remain in effect, the Employee may transfer the shares of Restricted Stock to a trust created by such Employee for the benefit of the Employee and the Employee’s family as part of the Employee’s estate planning program, provided that prior to any such transfer, (a) the Employee must submit to the Company a legal opinion of the Employee’s counsel, satisfactory to the Committee, that the transfer to such trust and the holdings of the shares of Restricted Stock by such trust shall have no adverse tax or securities law consequences for the Company and (b) the trust must execute and deliver to the Company a joinder to this Restricted Stock Agreement, satisfactory to the Committee, which shall, among other things, acknowledge the terms of the grant of the Restricted Stock and the restrictions on transfer of the shares of Restricted Stock imposed and established pursuant to the terms of this Restricted Stock Agreement and the Plan, and the trust must continue the deposit of the shares of Restricted Stock with the Escrow Agent and deposit with the Escrow Agent a stock power endorsed in blank by the trustee on behalf of the trust. The Company may instruct the transfer agent for its Common Stock to reflect in its records the restrictions on transfer set forth in this Restricted Stock Agreement and the Plan. No shares of Restricted Stock will be delivered by the Escrow Agent to the Employee as provided in Paragraph 9 unless and until the shares of Restricted Stock have vested and all other terms and conditions in this Restricted Stock Agreement and the Plan have been satisfied.
4.    Risk of Forfeiture. Subject to Paragraphs 6 and 7, upon termination of employment (as defined in Paragraph 8) prior to the end of a Restriction Period, the Employee shall forfeit the right to receive the Restricted Stock that would otherwise have vested at the end of said Restriction Period. The Employee hereby appoints the Escrow Agent with full power of substitution, as the Employee’s true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of the Employee to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to electronically transfer such nonvested shares of Restricted Stock to the Company upon such forfeiture.
5.    Vesting Dates. Subject to Paragraphs 6 and 7, the restrictions applicable to the Restricted Stock will lapse in accordance with the following Restriction Periods, as shown in the Vesting Schedule indicated on the Appendix hereto: (i) the restrictions as to one-third of the Restricted Stock will lapse on the first anniversary of the Grant Date; (ii) the restrictions as to an additional one-third of the Restricted Stock will lapse on the second anniversary of the Grant Date; and (iii) the restrictions as to the remaining one-third of the Restricted Stock will lapse on the third anniversary of the Grant Date. The restrictions applicable to the Restricted Stock will lapse only in whole share increments.
6.    Termination of Service. The Employee’s voluntary or involuntary termination of employment (as defined in Paragraph 8) shall affect the Employee’s rights under this Restricted Stock Agreement as follows:

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a.    Voluntary Termination or Termination for Cause. If, other than as specified below, the Employee voluntarily terminates employment with the Company or the Employee’s employment is terminated by the Company for Cause, then the Employee shall forfeit the right to receive all nonvested Restricted Stock. For purposes of this Restricted Stock Agreement, “Cause” for termination shall exist if the Employee engages in any of the following conduct:

(i)	Conduct resulting in a conviction of, or entering a plea of no contest to, any felony;

(ii)	Conduct resulting in a conviction of, or entering a plea of no contest to, any crime related to employment, but specifically excluding traffic offenses;

(iii)	Continued neglect, gross negligence, or willful misconduct by the Employee in the performance of the Employee’s duties, which has a material adverse effect on the Company or its subsidiaries;

(iv)	Willful failure to take actions permitted by law and necessary to implement the policies of the Company or its subsidiaries as such policies have been communicated to the Employee;

(v)	Material breach of the terms of this Restricted Stock Agreement; or

(vi)
Drug or alcohol abuse to the extent that such abuse has an obvious and material adverse effect on the Company or its subsidiaries or upon the Employee’s ability to perform his or her duties and responsibilities.

b.    Involuntary Termination without Cause. If the Employee’s employment is terminated by the Company without Cause, then the Employee shall forfeit the right to receive all nonvested Restricted Stock under this Restricted Stock Agreement. The Committee, or its delegee, as applicable, shall retain the authority to accelerate vesting of all or a portion of this Award in its discretion.
7.    Retirement, Change in Control, Death or Disability. The Employee’s Retirement, or death or Disability, or a Change in Control, shall affect the Employee’s rights under this Restricted Stock Agreement as follows:

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a.    Retirement. If the Employee’s employment with the Company (as defined in Paragraph 8) is terminated by Retirement prior to the last day of a Restriction Period, then as of the Termination Date, such number of shares of nonvested Restricted Stock equal to the Accelerated Portion shall fully vest, all restrictions (other than those described in Paragraph 12) applicable to the Accelerated Portion of the nonvested Restricted Stock shall terminate, the Company shall release from escrow or trust and shall deliver the Accelerated Portion of the nonvested Restricted Stock as provided under Paragraph 9 and the Employee shall forfeit the right to receive all shares of the nonvested Restricted Stock in excess of the Accelerated Portion. For these purposes, the “Accelerated Portion” shall be equal to the number of shares which is the product of (i) a fraction, the numerator of which is the number of completed months elapsed beginning on the Grant Date and ending on the Termination Date and the denominator of which is the total number of months beginning on the Grant Date and ending on the last day of the last Restriction Period, multiplied by (ii) the total number of shares of nonvested Restricted Stock immediately prior to the Termination Date. For these purposes, the Employee’s position as an employee of the Company will not be considered to be terminated by “Retirement” unless prior to the Termination Date (i) the Employee provides written notice to the Company of intent to formally retire; (ii) the Employee has reached age 55; (iii) the Employee’s combined age and years of service with the Company as an employee is equal to 65 or greater; and (iv) the Company approves the Employee’s request to retire, which approval is in the sole discretion of the Committee, or its delegee, as applicable.
b.    Death or Disability. If the Employee’s employment by the Company (as defined in Paragraph 8) is terminated by death or due to a Disability, then immediately all nonvested Restricted Stock shall fully vest and all restrictions (other than described in Paragraph 12) applicable to Restricted Stock shall terminate. For purposes of this Restricted Stock Agreement, Disability shall mean that the Employee was approved for a disability benefit under the Company’s long-term disability plan.
c.    Change in Control. If a Change in Control shall occur, then all nonvested Restricted Stock shall fully vest, all restrictions (other than those described in Paragraph 12) applicable to such Restricted Stock shall terminate and the Company shall release from escrow or trust and shall deliver to the Employee all shares of Restricted Stock as provided in Paragraph 9, but only if either: (i) the successor company does not assume, convert, continue, or otherwise replace the Restricted Stock on proportionate and equitable terms or (ii) if the successor company does assume, convert, continue, or otherwise replace the Restricted Stock on proportionate and equitable terms and the Employee is terminated without Cause within twelve (12) months following the Change in Control.

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8.    Definition of Employment and Termination. For purposes of this Restricted Stock Agreement, “employment” means employment by the Company and/or its subsidiary (as “subsidiary” is defined under the Plan). “Termination Date” means the date upon which the Employee is separated from employment, whether voluntary or involuntary. Neither the transfer of the Employee from employment by the Company to employment by a subsidiary, nor the transfer of the Employee from employment by a subsidiary to employment by the Company, nor the transfer of the Employee from employment by a subsidiary to employment by another subsidiary shall be deemed to be a termination of employment of the Employee. Furthermore, in no event shall employment be deemed terminated under this Restricted Stock Agreement unless and until the Employee’s employment by the Company, to the extent applicable, and each of its subsidiaries, to the extent applicable, is terminated such that the Employee is no longer employed by the Company or any of its subsidiaries. Moreover, the employment of the Employee shall not be deemed to have been terminated because of absence from active employment on account of temporary illness or during authorized vacation or during temporary leaves of absence from active employment granted by the Company or a subsidiary for reasons of professional advancement, education, health, or government service, or during military leave for any period if the Employee returns to active employment within 90 days after the termination of military leave, or during any period required to be treated as a leave of absence by virtue of any valid law or agreement. The Plan Administrator’s determination in good faith regarding whether a termination of employment of any type or Disability has occurred shall be conclusive and determinative.
9.    Issuance and Delivery of Shares; Ownership Rights.
a.     Issuance and Delivery of Shares. Once vested, the shares of vested Restricted Stock will be delivered to the Employee via electronic delivery to the Employee’s account with the Company’s stock plan administrator and will be freely transferable by the Employee. The Committee may change the procedure for issuance and delivery of shares of vested Restricted Stock at any time. Notwithstanding any other provision of this Restricted Stock Agreement, the issuance and delivery of the shares of Common Stock under this Paragraph 9 shall be subject to the requirements of Paragraph 12, including restrictions on transfer as provided therein to the extent applicable.
b.    Ownership Rights. Subject to the restrictions set forth herein and subject to Paragraph 12, the Employee is entitled to all voting and ownership rights applicable to the Restricted Stock, including the right to receive any dividends that may be paid on the Restricted Stock, whether or not vested. (Information on the Company’s stock, Annual Reports, and other relevant information may be found under the Investor Relations Sections of the Company’s website: www.chicosfas.com.)

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10.    Reorganization of Company and Subsidiaries. The existence of this Restricted Stock Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Restricted Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
11.    Adjustment of Shares. In the event of stock dividends, spin-offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events involving the Company (“Recapitalization Events”), then for all purposes references herein to Common Stock or to Restricted Stock shall mean and include all securities or other property (other than cash) that holders of Common Stock of the Company are entitled to receive in respect of Common Stock by reason of each successive Recapitalization Event, which securities or other property (other than cash) shall be treated in the same manner and shall be subject to the same restrictions as the underlying Restricted Stock.
12.    Certain Restrictions. By accepting the Restricted Stock, the Employee agrees that if at the time of delivery of the shares of Restricted Stock issued hereunder any sale of such shares is not covered by an effective registration statement filed under the Securities Act of 1933 (the “Act”), the Employee will acquire the Restricted Stock for the Employee’s own account and without a view to resale or distribution in violation of the Act or any other securities law, and upon any such acquisition the Employee will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with the Act or any other securities law or with this Restricted Stock Agreement.

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13.    Confidentiality. By accepting the Restricted Stock, the Employee agrees that during the twenty-four (24) month period immediately following the Termination Date, the Employee will not use or disclose the Company’s and/or its subsidiaries’ Confidential Information, except in the faithful performance of the Employee’s duties for the Company. For purposes of this Restricted Stock Agreement, Confidential Information includes trade secrets and other confidential and proprietary information and materials pertaining to, among other things: (a) designs (including garment and fabric) and fashion trends; (b) sourcing, manufacturing, merchandising, licensing and supply chain processes, techniques and plans; (c) advertising, marketing and promotional plans; (d) technical and business strategies and processes; (e) sales, revenues, profits, margin, expenses, and other financial information; (f) relationships between the Company and its customers, its vendors and its employees; (g) customers’ personal identifying information; (h) stores and real estate, including expansion and relocation plans; (i) store operations, including policies and procedures; (j) compensation, benefits, performance history and other information relating to the Company’s and/or its subsidiaries’ employees; and (k) acquisitions, mergers, divestitures, and agreements regarding franchising and distribution. Confidential Information does not include information that is, or becomes, generally known within the industry or generally available to the public (unless through the Employee’s improper disclosure). The purpose of this provision is to protect the Company’s and/or its subsidiaries’ legitimate interest in maintaining the confidentiality of its private business information; accordingly, nothing herein is intended to or shall be construed to prohibit communications among associates regarding their compensation or any other terms and conditions of employment. Nothing in this Restricted Stock Agreement is intended to or will be used in any way to limit the Employee’s rights to communicate with a government agency, as provided for, protected under or warranted by applicable law.
14.    Non-Competition. By accepting the Restricted Stock, the Employee agrees that during the Restricted Period as defined below, the Employee will not, directly or indirectly, perform any job, task, function, skill, or responsibility for a Competing Business within the Restricted Territory that the Employee has provided for the Company (or its subsidiaries) within the twelve (12) month period immediately preceding Employee’s Termination Date. For purposes of this Restricted Stock Agreement, a Competing Business shall mean any direct competitor of the Company which, in general, means a specialty retailer of: (i) better women’s intimate apparel, sleepwear and bath and body products; or (ii) better women’s apparel whose target customers are 30 years of age or older and have an annual household income of $75,000 or more. Competing Business includes, but is not limited to: The J. Jill Group, Inc., L Brands, Inc., Soft Surroundings Holdings, LLC, The Talbots, Inc., GAP, Inc., Victoria’s Secret Stores, Inc., and Ascena Retail Group, Inc. The Restricted Period means the period immediately following the Employee’s Termination Date, and is a six (6) month period for Vice Presidents and below; a twelve (12) month period for Senior, Group and Executive Vice Presidents; and a twenty-four (24) month period in case of the Chief Executive Officer. The Restricted Territory means where Company’s products are marketed at the time of Employee’s termination. The Employee acknowledges that the foregoing restrictions may impair the Employee’s ability to engage in certain business activities during the defined period, but acknowledges that these restrictions are reasonable consideration for the grant of the Restricted Stock hereunder.

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15.    Nonsolicitation. By accepting the Restricted Stock, the Employee agrees that for a period of two (2) years following the Termination Date, the Employee will not directly or indirectly solicit, induce or attempt to influence any Company employee (including any Company’s subsidiaries’ employee) to leave the Company’s employ, nor will the Employee assist anyone in soliciting or recruiting a Company employee (including a Company’s subsidiaries’ employee) for purposes of being employed or retained as a consultant or contractor elsewhere.
16.    Noncompliance Reporting. By accepting the Restricted Stock, the Employee agrees that if, at any time, the Employee learns of information suggesting conduct by an officer or employee of the Company (including of the Company’s subsidiaries) or a member of the Company’s Board of Directors that is unlawful, unethical, or constitutes a material violation of any Company policy, regardless of the source of such information, the Employee will report promptly such information to the Company through any of the Company’s internal mechanisms available for the reporting of such conduct such as, for instance, the Company’s Ethics and Compliance Hotline. Nothing in this Restricted Stock Agreement is intended to or will be used in any way to limit the Employee’s rights to communicate with a government agency, as provided for, protected under or warranted by applicable law.
17.    Amendment and Termination. No amendment or termination of this Restricted Stock Agreement which would impair the rights of the Employee shall be made by the Board, the Committee or the Plan Administrator at any time without the written consent of the Employee. No amendment or termination of the Plan will adversely affect the right, title and interest of the Employee under this Restricted Stock Agreement or to Restricted Stock granted hereunder without the written consent of the Employee.
18.    No Guarantee of Employment. This Restricted Stock Agreement shall not confer upon the Employee any right with respect to continuance of employment or other service with the Company or any subsidiary, nor shall it interfere in any way with any right the Company or any subsidiary would otherwise have to terminate such Employee’s employment or other service at any time.
19.    Withholding of Taxes. The Company shall have the right to (i) make deductions from the number of shares of Restricted Stock otherwise deliverable upon satisfaction of the conditions precedent under this Restricted Stock Agreement (and other amounts payable under this Restricted Stock Agreement) in an amount sufficient to satisfy withholding of any federal, state or local taxes required by law, or (ii) take such other action as may be necessary or appropriate to satisfy any such tax withholding obligations, provided, in any event, the Company shall withhold only the minimum amount necessary to satisfy applicable statutory withholding requirements unless the Employee has elected to have an additional amount (up to the maximum allowed by law) withheld.
20.    No Guarantee of Tax Consequences. Neither the Company nor any subsidiary nor the Plan Administrator makes any commitment or guarantee that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Restricted Stock Agreement.

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21.    Entire Agreement. This Restricted Stock Agreement constitutes and contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous oral or written agreements.
22.    Severability. In the event that any provision of this Restricted Stock Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of this Restricted Stock Agreement and this Restricted Stock Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.
23.    Governing Law. This Restricted Stock Agreement shall be construed in accordance with the laws of the State of Florida to the extent federal law does not supersede and preempt Florida law.
24.    Miscellaneous Provisions.
a.    Not a Part of Salary. The grant of an Award under the Plan is not intended to be a part of the salary of the Employee.
b.    Conflicts with Any Employment Agreement. Notwithstanding paragraph 21 above, if the Employee has an employment agreement with the Company or any of its subsidiaries which contains different or additional provisions relating to vesting of restricted stock awards, or otherwise conflicts with the terms of this Restricted Stock Agreement, the provisions of the employment agreement shall govern.
c.    Independent Covenants. The Employee acknowledges that the promises set forth herein by either party are independent of each other and are independent of any other provision in any other agreement between the Employee and the Company and the existence of any claim or cause of action the Employee may have against the Company shall not constitute a defense to enforcement of the Employee’s promises herein.
d.    Electronic Delivery and Signatures. The Employee hereby consents and agrees to electronic delivery of share(s) of Common Stock, Plan documents, proxy materials, annual reports and other related documents. The Company has established procedures for an electronic signature system for delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan and this Restricted Stock Agreement). The Employee hereby consents to such procedures and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Employee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan, including any program adopted under the Plan.

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